Exhibit 10.3

[LOGO] IMAGEWARE SYSTEMS, INC.

March 30, 2004

Offer of Restricted Stock in Exchange for Certain Stock Options Previously Granted

Offer Made to Wayne Wetherell

ImageWare’s Board has authorized management to offer you the ability to receive restricted stock in consideration under the 2001 Equity Incentive Plan in exchange for certain out of the money options which had been previously granted to you under various option plans.

This proposal will not only provide you with what can be considered greater equity incentives, it also results in increased option pools for future grants to all employees.

Attached is a spreadsheet which summarizes the proposed option surrender / restricted stock grant.

Based upon an exchange ratio of three shares of restricted stock for five options, 80,281 shares of restricted stock would be granted out of the 2001 plan in exchange for the surrender of options covering 133,801 shares (from the 2001, 1999 and 1994 plans) with a net of 53,520 of those options going back into the option pool for future grants to employees.

The restricted stock will vest over three years on a quarterly basis (one twelfth per quarter) and will fully vest upon any of the following:

•                  a change in control,

•                  the sale of the company,

•                  termination of employment unless such termination was for cause.

By vesting in small increments on a quarterly basis, you will be able to plan and time tax implications (ordinary income on the entire value of vested stock on the date it vests).  Certificates will be issued to you quarterly as they vest (or upon the occurrence of one of the events listed above).  The shares will be fully registered when issued.

Please indicate your agreement to accept the offer presented above by signing below where indicated.  Return the signed original along with the original option grants covering the options being exchanged.

/s/ Patrick J. Downs
Patrick Downs Member of Board of Directors and Compensation Committee Chairman Imageware Systems, Inc	Wayne Wetherell